UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2020

Commission File Number: 000-56142

OBITX, INC.
(Exact name of registrant as specified in charter)
Delaware	82-1091922
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4720 Salisbury Road Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number	570-778-6459

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

? Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

? Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

? Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

? Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

As used in this report, the terms “Company,” “our company,” “us,” “OBITX,”, “we” and “our” refer to OBITX, Inc. unless the context requires otherwise

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2020, Alex Mardikian was terminated by the Board of Directors as Chief Executive Officer of the Company, effective as of that date. The Company hopes to resolve all differences in a settlement with Mr. Mardikian, while preserving all its rights.

On April 17, 2020, Paul Rosenberg resigned as the Interim Chief Financial Officer of the Company, effective as of that date.  The resignation of Paul Rosenberg as the Chief Financial Officer was not due to any disagreements with the Company.  Mr. Rosenberg will remain a member of the Board of Directors.

On April 17, 2020, the Board of Directors of the Company appointed Michael Hawkins as the Interim Chief Executive Officer and Chief Financial Officer of the Company, effective immediately.  The Company entered into an Employment Agreement with Mr. Hawkins that is at will and may be terminated at any time given 30 days written notice.  Compensation for Mr. Hawkins shall be 10% of all revenue earned for the first 12 months.  During this initial 12-month period the Board of Directors will evaluate performance and propose a proper employment package after the initial 12-month period.

On April 17, 2020 the Company elected to expand its Board of Directors to five members.  Michael Hawkins was appointed to the Board of Directors.  Additional board members are expected to be filled within the next 30 days.

Mr. Hawkins has more than 20 years’ experience as a senior executive officer and director with both public and private companies. Mr. Hawkins has extensive knowledge and expertise in manufacturing, hospitality and entertainment, retail sales, worldwide distribution, cryptocurrencies, and online internet commerce. Mr. Hawkins has a Bachelor of Science degree in Information Systems Management from the University of Maryland, University College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBITX, INC.

Date: April 20, 2020

By: /s/ Paul Rosenberg

Paul Rosenberg,

Director